UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     May 24, 2005 (May 19, 2005)

Trimble Navigation Limited

(Exact name of registrant as specified in its charter)

California	0-18645	94-2802192

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

749 N. Mary Ave. Sunnyvale, CA		94085

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (408) 481-8000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

          Amendment to Nonqualified Deferred Compensation Plan

          On May 19, 2005, the Board of Directors approved an amendment to the Company’s nonqualified Deferred Compensation Plan (the “Plan”).  The amendment adds the members of the Board of Directors as eligible participants under the Plan.

          Amendment to the 2002 Stock Plan and Grant of Award

          On May 19, 2005, the Company’s shareholders approved an amendment to the Company’s 2002 Stock Plan (“2002 Plan”) to allow the granting of stock awards under the 2002 Plan.  The 2002 Plan, as amended, provides that no more than 10% of the shares available under the 2002 Plan may be granted in the form of stock awards.  Each option or award under the 2002 Plan is evidenced by an agreement between the Company and the optionee or awardee.

          The 2002 Plan administrator determines the time or times at which a stock award vests.  Grantees of stock awards are entitled to receive stock awards without payment of any consideration to the Company, unless otherwise required by applicable law.  Unless otherwise provided in the award agreement, awardees will have full voting rights and be entitled to regular cash dividends with respect to the shares subject to an award.

          In January 2005 the Board of Directors granted a stock award of 20,000 shares of the Company’s Common Stock to Steven W. Berglund, President and Chief Executive Officer, effective upon approval of the 2002 Plan amendment by the Company’s shareholders.  The award vests 20% on June 30, 2005 and an additional 20% each June 30 thereafter, so long as Mr. Berglund remains employed with the Company through each such vesting date.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

10.1	Trimble Navigation Limited Deferred Compensation Plan, as amended and restated May 19, 2005.

10.2	Trimble Navigation Limited 2002 Stock Plan, as amended and restated January 20, 2005, including forms of option and award agreements.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIMBLE NAVIGATION LIMITED
a California corporation

Dated: May 24, 2005	/s/ IRWIN KWATEK

Irwin Kwatek
Vice President